Exhibit 5.1

June 21, 2023

CytoDyn Inc.

1111 Main Street, Suite 600

Vancouver, Washington 98660

Ladies and Gentlemen:

We have acted as counsel to CytoDyn Inc. (the "Company"), a Delaware corporation, in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein, or their assigns (together, the “Selling Stockholders”), of up to 205,761,543 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), of which (i) 72,012,484 shares previously have been issued and (ii) 133,749,059 shares may be issued upon the exercise of warrants held by certain of the Selling Stockholders (collectively, the "Warrants"). The shares of Common Stock previously issued to the Selling Stockholders, together with the shares of Common Stock issuable upon exercise of the Warrants at any time hereafter, are collectively referred to herein as the "Shares."

In connection with rendering this opinion, we have examined and relied as to matters of fact upon such certificates of public officials, certificates or copies certified to our satisfaction of the Amended and Restated Certificate of Incorporation, as amended, and the Amended and Restated By-laws of the Company, proceedings of the Board of Directors of the Company, and other corporate records, documents, certificates, and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below. We have also assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company.

Based on the foregoing, we are of the opinion that all the Shares have been duly authorized, the 72,012,484 Shares that are issued and outstanding are validly issued, fully paid, and non-assessable and, with respect to the 133,749,059 Shares issuable upon exercise of the Warrants, when such Shares have been issued upon exercise of the Warrants in accordance with the terms of the Warrants and following receipt of such consideration as is provided for therein, such Shares will be validly issued, fully paid and non-assessable.

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CytoDyn Inc.
June 21, 2023

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the offer, sale or issuance of securities.

We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement on Form S-1 and to the use of our name under the caption "Legal Matters" in the Prospectus filed as a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ MILLER NASH LLP